Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

(FOSSIL ROCK ASSETS)

between

FOSSIL ROCK FUELS, LLC

and

FOSSIL ROCK RESOURCES, LLC

dated as of

December 12, 2014

Seller Exhibits and Disclosure Schedules

Exhibit A -                                                                                      Form Overriding Royalty Agreement

Exhibit B -                                                                                      PacifiCorp Guaranty

Schedule 1 -                                                                              Best of Seller’s Knowledge

Schedule 2 -                                                                              Contracts

Schedule 3 -                                                                              Notice of Violation

Schedule 4 -                                                                              Permits

Schedule 5 -                                                                              Permitted Encumbrances

Schedule 6 -                                                                              Property Leases

Schedule 7 -                                                                              Pending Litigation

Schedule 8 -                                                                              Consents

Schedule 9 -                                                                              Hazardous Substances

Schedule 10 -                                                                       Notices of Default

Schedule 11 -                                                                       Bonds

Schedule 12-                                                                          Rental and Royalty Obligations

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 12th day of December, 2014 (the “Effective Date”), by and between FOSSIL ROCK FUELS, LLC, a Delaware limited liability company, having a mailing address of 1407 W. North Temple, Salt Lake City, Utah 84116 (“Seller”), and FOSSIL ROCK RESOURCES, LLC, a Delaware limited liability company, having a mailing address of 6100 Dutchmans Lane, 9th Floor, Louisville, Kentucky 40205 (“Buyer”).  Seller and Buyer may be collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

A.                                    WHEREAS, Seller is the owner of the Purchased Assets (as defined in Section 1.1); and

B.                                    WHEREAS, Buyer desires to purchase and acquire Seller’s interest in the Purchased Assets from Seller, and Seller desires to sell and convey its interest in the Purchased Assets to Buyer, all subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS

1.1     Certain Definitions.  In this Agreement, capitalized terms and other defined terms described below shall have the meanings set forth or cross-referenced as follows:

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party hereto.  For purposes of the preceding sentence, “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract rights, voting trust, or otherwise.

“Agreement” means this Asset Purchase and Sale Agreement and the Exhibit(s) and Schedules attached hereto (all of which Exhibit(s) and Schedules shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein), and all agreements or instruments executed in connection herewith, including the Closing Agreements.

“Assumed Liability” has the meaning given in Section 3.2(a).

“Basket” has the meaning given in Section 11.2(c).

“Best of Seller’s knowledge” means the knowledge and belief of Seller, based solely upon the actual knowledge of the individuals listed on Schedule 1.

“Bonds” means the reclamation bonds provided to the Division as surety for reclamation of the Coal Leases (if any), and the performance bonds, if any, provided to the SITLA with respect to the Coal Leases or other state authorizations, all as described on Schedule 11.

“Business Day” means any day except Saturday, Sunday, or any other on which commercial banks located in Salt Lake City, Utah are authorized or required by Law to be closed for business.

“Buyer” has the meaning given in the Preamble.

“Cap” has the meaning given in Section 11.3.

“Closing” means the closing of this transaction which is described in more detail in Section 8.1.

“Closing Agreements” has the meaning given in Section 4.1(b)(i).

“Closing Date” has the meaning given in Section 8.1.

“Closing Deadline” has the meaning given in Section 8.1.

“Coal Leases” means Utah State Coal Leases ML-51191-OBA and ML-51192-OBA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contracts” means the agreements, contracts, personal property leases, purchase orders, and other agreements pertaining to the Purchased Assets, the subject matter of which is not real property (excluding the Coal Leases), as described on Schedule 2.

“Division” means the Division of Oil, Gas and Mining, Department of Natural Resources, State of Utah.

“Effective Date” has the meaning given in the Preamble.

“Employee Liabilities” means all Liabilities that relate to, are based on, or arise from Seller’s or any of its Affiliates’ current and former employees and applicants for employment, and their respective contractors’ employees and applicants for employment, including, but not limited to, hiring obligations, pay obligations, successorship obligations, collective bargaining obligations, workers’ compensation obligations, black lung obligations, and obligations relating to or arising under any Employee Plans, including without limitation any pension plan withdrawal or retiree medical liability.

“Employee Plans” means all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all “multiemployer plans,” as defined in Section 3(37) or ERISA, (iii) all “nonqualified deferred compensation plans,” as defined in Section 409A of the Code, and (iv) all bonus or other employment, incentive compensation, equity or equity-based compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, day or dependent care, legal services, cafeteria, life, health, medical, hearing, accident, disability, separation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship plans, change of control, and collective bargaining agreement benefit plans, practices, programs, or agreements, whether written or oral, whether or not subject to ERISA, that Seller or any of its Affiliates sponsor, contribute to, or has any obligation or liability, contingent or otherwise, for the benefit of any of its or their employees or former employees, including, but not limited to, the United Mine Workers of American 1974 Pension Plan.

“Encumbrances” means any charge, claim, community property interest, deed of trust, condition, equitable interest, lien, mortgage, easement, encumbrance, servitude, right of way, option, pledge, purchase agreement, additional sale agreement, proxy, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or right of exercise of any other attribute of ownership.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning as given in Section 2.3.

“Excluded Liabilities” has the meaning given in Section 3.2(b).

“Exhibit(s)” means the exhibits attached hereto.

“Files and Records” means originals or copies, as determined by Seller and in its possession, of all files, reports, records, data, maps, and accounting records relating to the

Purchased Assets, including without limitation those relating to engineering, drilling, geology, mining, permitting, maintenance, inventory and supply, property and excise taxes, Royalties, and title, but excepting corporate records, market studies, coal sales records, income tax records, Seller’s general land files, personnel records, economic analyses, and documents related to formulation of the terms and conditions of this Agreement and documents related to general policies and procedures of Seller and its Affiliates not directly related to the Purchased Assets.

“Government Authority” shall mean any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof.

“Hazardous Substances” means any hazardous, toxic, radioactive, or infectious substance, material, or waste which is regulated by any Government Authority, including any substance, material, or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, and polychlorinated biphenyls.

“Indemnitee” has the meaning given in Section 10.3(b).

“Indemnitor” has the meaning given in Section 10.3(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Authority.

“Notice of Violation” or “NOV” has reference to those notices of violation listed in Schedule 3.

“Overriding Royalty” has the meaning given in Section 6.1.

“Party” or “Parties” has the meaning given in the Preamble.

“Permits” means the existing permits and applications for permits appurtenant or relating to the Purchased Assets as described on Schedule 4.

“Permitted Encumbrances” means those exceptions, conditions, encumbrances, liens, and interests described on Schedule 5.

“Property Leases” means the leases (other than the Coal Leases), rights-of-way, easements, licenses, and agreements pertaining to real property included in the Purchased Assets as described on Schedule 6.

“Property Taxes” has the meaning given in Section 8.3(a).

“Purchase Price” has the meaning given in Section 2.2.

“Purchased Assets” means all of Seller’s right, title, and interest in the Property Leases, the Coal Leases (including prepaid rentals and Royalties thereunder to the extent transferable (subject to Section 8.3(c)), the Contracts, the Permits, the Files and Records, and any other easements, rights-of-way, roads, improvements, haul ways, leases, and options and other realty relating to the Purchased Assets.

“Royalties” means all royalties and overriding royalties payable to the respective lessors or others under the Coal Leases.

“Schedules” means Seller’s disclosure schedules attached hereto.

“Seller” has the meaning given in the Preamble.

“Seller’s Disclosure List” has the meaning given in Section 4.3.

“SITLA” means the Utah School and Institutional Trust Lands Administration.

“Tax”  (including, with correlative meaning, the terms “Taxes,” “Taxing,” and “Taxable”) shall mean all federal, state, local or foreign taxes, charges, fees, duties, imposts, levies or other similar assessments of any kind whatsoever imposed by any Government Authority (but excluding any Royalties payable to any Government Authority under any lease).

ARTICLE II

AGREEMENT TO PURCHASE AND SELL; PURCHASE PRICE

2.1   Agreement to Purchase and Sell.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the Purchased Assets, free and clear of all Encumbrances except the Permitted Encumbrances.

2.2   Purchase Price.  As consideration for the sale of the Purchased Assets and the other obligations of Seller hereunder, on the Closing Date, Buyer shall pay to Seller, subject to adjustment pursuant to Section 8.3 below, Thirty Million Dollars (USD $30,000,000.00) (the “Purchase Price”) in immediately available funds.

2.3     Escrow Agent.  The Closing of the transaction contemplated by this Agreement shall be facilitated by First American Title Insurance Company, 215 South State Street, #380, Salt Lake City, Utah 84111 (the “Escrow Agent”).

2.4                               Purchase Price Allocation.  The Purchase Price shall be allocated among the Purchased Assets in the manner determined by Buyer.

ARTICLE III

ASSETS TO BE SOLD AND PURCHASED

3.1             Assets to be Sold.  The assets to be sold are the Purchased Assets.

3.2           Assumed Liabilities; Excluded Liabilities.

(a)                                 Upon completion of the Closing, Buyer covenants and agrees to assume, fulfill, perform and in due course discharge, only the following obligations and liabilities (collectively, the “Assumed Liabilities”):

(i)                                     The asset retirement and reclamation obligations, including but not limited to environmental remediation obligations, if any, with respect to the Purchased Assets, whether arising before or after the Closing Date, including the obligation to replace the Bonds;

(ii)                               The post-Closing obligations and liabilities of Seller under Coal Leases, the Property Leases, the Permits or the Contracts that, by their terms, arise after the Closing Date, relate to periods following the Closing Date, and are to be observed, paid, discharged or performed, as the case may be, at any time after the Closing Date (excluding, for the avoidance of doubt, any obligations under the Coal Leases, the Property Leases, the Permits or the Contracts arising from breaches thereof or otherwise on or prior to the Closing Date); and

(iii)                            All other obligations and liabilities relating to the Purchased Assets that, by their terms, arise after the Closing Date, relate to periods following the Closing Date, and are to be observed, paid, discharged or performed, as the case may be, at any time after the Closing Date.

(b)                             Buyer shall not assume any liability or obligation arising from or relating to a breach by Seller of a representation, warranty or covenant set forth in this Agreement.  Furthermore, except for the Assumed Liabilities, Buyer shall not assume, and Seller shall remain liable, responsible for, and shall retain, and timely pay, perform and discharge, any and all other debts, obligations, and liabilities of Seller and its Affiliates, whether known, unknown, contingent, executory, fixed or otherwise, including without limitation, all Employee Liabilities and all pending litigation, if any, as described on Schedule 7.  All of the matters referenced in this Section 3.2(b) shall be referred to as “Excluded Liabilities”.

3.3                               Possession; Risk of Loss; “As Is” Purchase.  Possession of, risk of loss to, and responsibility for the Purchased Assets shall be delivered to Buyer on the Closing Date.

Notwithstanding any other term or condition of this Agreement, any and all risk of loss to and responsibility for the Purchased Assets shall remain with Seller until such time as the Closing shall have been consummated according to the terms and conditions of this Agreement.

UPON CLOSING, BUT WITHOUT QUALIFYING, WAIVING, LIMITING, OR RELEASING, OR OTHERWISE AFFECTING THE BUYER’S RIGHT TO RELY ON, THE REPRESENTATIONS, COVENANTS, WARRANTIES, INDEMNITIES, AND AGREEMENTS OF THE SELLER SET FORTH IN THIS AGREEMENT, THE BUYER SHALL HAVE CONDUCTED SUCH INVESTIGATIONS WITH RESPECT TO THE PURCHASED ASSETS AS THE BUYER DEEMS ADVISABLE, AND SHALL HAVE SATISFIED ITSELF WITH RESPECT TO THE CONDITION OF THE PURCHASED ASSETS, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  FURTHER, WITHOUT QUALIFYING, WAIVING, LIMITING, OR RELEASING, OR OTHERWISE AFFECTING THE BUYER’S RIGHT TO RELY ON, THE REPRESENTATIONS, COVENANTS, WARRANTIES, INDEMNITIES, AND AGREEMENTS OF THE SELLER SET FORTH IN THIS AGREEMENT AND EXCEPT AS MAY BE OTHERWISE AGREED BY THE BUYER AND THE SELLER, THE BUYER SHALL ACCEPT THE PURCHASED ASSETS IN THE CONDITION IN WHICH THEY EXIST UPON THE CLOSING (THAT IS, “AS IS” AND “WHERE IS”, “WITH ALL FAULTS”), WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN FACT OR BY LAW.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the items set forth below in this Section 4.1 are and shall be true and correct as of the date hereof and as of the Closing Date:

(a)                                 Corporate Standing.  Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has corporate power to execute, deliver, and carry out the terms and provisions of this Agreement, and to carry on its business as now being conducted; and as necessary, is duly qualified to do business in and is in good standing in the State of Utah.

(b)                                 Authorizations; Binding Agreements; Consents; Non-Contravention.

(i)                                     The execution, delivery and performance of this Agreement by Seller and each conveyance, assignment, agreement, and other document herein contemplated to be executed by Seller, has been duly authorized by all necessary corporate action.  This Agreement and the specific conveyances, assignments, agreements, and other documents (collectively, the “Closing Agreements”) contemplated herein to be executed by Seller are, or will be upon execution, legal, valid and binding obligations of Seller, duly enforceable against Seller in accordance with their terms. Seller has the absolute and unrestricted right, power, and authority to execute, deliver, and, subject to any Consents as set forth in Schedule 8, perform its obligations under this Agreement and the Closing Agreements.

(ii)                                  Except as set forth on Schedule 8, no Consent, approval, action or authorization of any third party, or application to, or other notice or filing with, a third party, including any Government Authority, is required for the execution, delivery or performance of this Agreement or the Closing Agreements or the consummation of the transactions contemplated hereby or thereby by Seller.

(iii)                               Seller’s execution, delivery, and performance of this Agreement and the Closing Agreements do not and will not result in any violation of or be in conflict with the terms of Seller’s Certificate of Formation or Limited Liability Company Agreement; and subject to any Consents set forth on Schedule 8, do not and will not violate or conflict with any permit, lease, venture, mortgage, agreement, contract, judgment, order or other obligation or restriction to which Seller or the Purchased Assets may be bound or encumbered.

(c)                              Taxes.  All Tax returns and reports relating to the Purchased Assets required by Law (including, without limiting the scope of the foregoing, all federal, state, and local property Tax, severance and franchise Tax laws) to be filed by Seller prior to the Closing have been duly filed or will be caused to be filed and the Taxes due thereunder paid, if any.

(d)                                 Brokers or Finders Fees.  No obligation or liability, contingent or otherwise, for brokers or finder’s fees, agents’ commissions, or similar payments created by Seller with respect to the matters provided for in this Agreement shall be imposed upon Buyer.

(e)                                  No Imposition of Liens.  The consummation of the sale by Seller shall not result in the imposition of any Encumbrance upon any of the Purchased Assets.

(f)                               Title to Purchased Assets.  Subject to the Permitted Encumbrances, Seller owns the Purchased Assets, free and clear of any Encumbrances (other than Taxes not yet due and payable and with exception of Seller’s general corporate mortgage, which shall be released as to the Purchased Assets prior to Closing).

(g)                                  Applicable Contracts.  The Coal Leases, the Contracts, the Permits, and the Property Leases are the only material agreements to which the Purchased Assets are bound.  There are no renegotiations or amendments of, attempts to renegotiate or amend, or outstanding rights to renegotiate or amend any of the Coal Leases, the Contracts, the Permits or the Property Leases.

(h)           Pending Litigation.  Except for any Notice(s) of Violation disclosed in Schedule 3 and any pending litigation as disclosed on Schedule 7, (i) there are no actions, suits, arbitrations, or proceedings currently pending against or affecting the Purchased Assets, and (ii) to the Best of Seller’s knowledge, there are no claims or threatened claims against or liabilities affecting the Purchased Assets.

(i)            No Default of Orders, Etc.  There is no order, judgment, writ, injunction, decree or award of any court or arbitrator that affects the Purchased Assets.

(j)            Compliance with Laws and Regulations.  Seller is in material compliance with all currently effective applicable Laws as currently interpreted by regulatory agencies concerning the Purchased Assets.  Except as disclosed on Schedule 3, Seller has not received or has any knowledge of any actual or threatened order, notice, citation, directive, summons, warning, or other communication from any Government Authority or from any private citizen acting in the public interest or from any prior owner or operator of the Purchased Assets or any other third person of any actual or potential violation or failure to comply with any applicable Laws.

(k)           Hazardous Substances.   To the Best of Seller’s knowledge, except as disclosed on Schedule 9, (i) no Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, under or from the properties included in the Purchased Assets in a reportable quantity; (ii) no wastes in reportable quantities (including without limitation garbage and refuse) have been disposed of on the properties included in the Purchased Assets; and (iii) there are no underground storage tanks on the properties included in the Purchased Assets.  There is no PCB-bearing equipment on the land subject to the Coal Leases or included as part of the Purchased Assets.

(l)            Status of Coal Leases/Contracts/Property Leases.  The Coal Leases, the Contracts and the Property Leases are valid and in good standing, and, except as disclosed to Buyer on Schedule 10, there is no default thereunder.  Except as disclosed on Schedule 10, Seller has received no notice of default under any Contract, Coal Lease or Property Lease.  The Coal Leases, the Contracts and the Property Leases constitute all of the agreements and leases in which Seller has an interest relating to the Coal Leases.  Schedule 12 attached hereto lists all of the minimum rental and Royalty obligations under the Coal Leases.

(m)          Validity of Permits.  The Permits, except as disclosed on Schedule 3, are valid and in full force and effect.  Except as set forth in Schedule 3, Seller is in compliance with the Permits, except only such violations and instances of noncompliance as, separately and in the aggregate, are not material to the value of the Purchased Assets and have been completely abated prior to the date hereof.  The Permits are the only permits, approvals, authorizations or licenses necessary to permit Seller to lawfully conduct and operate its business on the Real Property.

4.2   Limitation of Warranties and Representations.  Neither Seller nor its Affiliates make, or have made, any representation or warranty, express or implied, concerning or related to the Purchased Assets, except as expressly provided in Section 4.1.  Buyer has conducted, at its sole cost and expense, its due diligence examination of the Purchased Assets as Buyer deemed appropriate.  Buyer has relied on its investigation and on the representations and warranties set forth herein in entering into this Agreement.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUANTITY, QUALITY, MINEABILITY, MERCHANTABILITY, OR MARKETABILITY (INCLUDING WITHOUT LIMITATION EXTRACTION AND REMOVAL COSTS) OF THE COAL LOCATED IN, ON OR UNDER THE PURCHASED ASSETS OR AS TO QUALITY, MERCHANTABILITY, OR MARKETABILITY OF ANY COAL THAT MIGHT BE EXTRACTED THEREFROM.

4.3   Changes Prior to Closing.  Up to ten (10) days prior to the Closing, Seller shall provide Buyer with a list of any knowledge acquired or events occurring after the Effective Date that cause Seller’s representations and warranties in Section 4.1 to be untrue in any material respect or are reasonably likely to cause them to be untrue in any material respect (“Seller’s Disclosure List”).  The Seller’s Disclosure List shall not be deemed to (i) amend or supplement the Schedules for purposes of the conditions to Closing provided in Section 7.2, or (ii) prevent or cure any misrepresentation or breach of a warranty or covenant contained herein.

4.4   Representations and Warranties of Buyer.  Buyer represents and warrants that the items set forth below in this Section 4.4 are and shall be true and correct as of the date hereof and as of the Closing Date:

(a)           Corporate Standing.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has corporate power to execute, deliver, and carry out the terms and provisions of this Agreement; to carry on its business as now being conducted; and as necessary is qualified to do business and is in good standing in the State of Utah.

(b)           Authorizations; Binding Agreements; Consents; Non-Contravention.

(i)            The execution, delivery and performance of this Agreement by Buyer and each conveyance, assignment, agreement, and other document herein contemplated to be executed by Buyer, has been duly authorized by all necessary corporate action.  This Agreement and the Closing Agreements to be executed by Buyer are, or will be upon execution, legal, valid and binding obligations of Buyer, duly enforceable against

Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power, and authority to execute, deliver, and perform its obligations under this Agreement and the Closing Agreements.

(ii)           No Consent, approval, action or authorization of any third party, or application to, or other notice or filing with, a third party, including any Government Authority, is required for the execution, delivery or performance of this Agreement or the Closing Agreements or the consummation of the transactions contemplated hereby or thereby by Buyer.

(iii)          Buyer’s execution, delivery, and performance of this Agreement and the Closing Agreements do not and will not result in any violation of or be in conflict with the terms of Buyer’s Certificate of Formation or Limited Liability Company Agreement; and subject to any Consents, do not and will not violate or conflict with any permit, lease, venture, mortgage, agreement, contract, judgment, order or other obligation or restriction to which Buyer may be bound or encumbered.

(c)           No Brokers or Finders Fees.  No obligation or liability, contingent or otherwise, for brokers or finder’s fees, agents’ commissions, or similar payments created by Buyer with respect to the matters provided for in this Agreement shall be imposed upon Seller.

ARTICLE V

CONDUCT OF BUSINESS

5.1    Operations by Seller.  Seller and Buyer recognize that no production of coal is or will be conducted by Seller on the Coal Leases prior to the Closing Date.  The following provisions shall govern any activities conducted on or related to the Purchased Assets after the Effective Date and prior to the Closing Date:

(a)           Seller will, or cause its contractor to, maintain the Purchased Assets in compliance with regulatory, local land use, and environmental protection requirements.

(b)          Seller will, subject to Section 5.3, cooperate prior to the Closing in orienting Buyer’s personnel to the Purchased Assets.

(c)           Subject to the reimbursement provision under Section 8.3(c), Seller shall pay or otherwise satisfy in the ordinary course of its business all liabilities and obligations associated with or related to the Purchased Assets.

5.2   Seller’s Covenants.  Pending the Closing, Seller shall:

(a)           (i) not directly or indirectly entertain, solicit, initiate, accept or encourage any inquiries, offers or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer and its Affiliates) relating to any transaction involving the sale or lease of any of the Purchased Assets, and (ii) not participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek, any of the foregoing;

(b)           not enter into any contract or commitment relating to the Purchased Assets, or cancel or modify or in any way impair any of the Contracts, Coal Leases, the Permits or Property Leases.

5.3   Access by Buyer.  Buyer and its duly authorized agents, employees and representatives, at their sole risk and expense, shall have reasonable access to the Purchased Assets for familiarization and orientation purposes upon two (2) days’ notice to Seller.  Buyer agrees to indemnify, defend, and hold harmless Seller and its directors, officers, agents, representatives, subsidiaries and Affiliates with respect to such activities in accordance with Section 10.2.

5.4   Confidentiality.  All information provided by Seller to Buyer will be kept confidential and will not, without the prior written consent of the Seller, be disclosed by the Buyer or its representatives, in any manner whatsoever, in whole or in part, and will not be used by Buyer or its representatives directly or indirectly for any purpose other than evaluating the Purchased Assets and closing the transaction contemplated by this Agreement.  Moreover, Buyer agrees to transmit the information only to those representatives who need to know the information for the purpose of evaluating and closing the transaction contemplated by this Agreement and who agree to be bound by the terms of this Agreement.  Buyer will be responsible for any breach of this Agreement by its representatives.  The information is supplied for informational purposes only and Seller makes no representations or warranties either express or implied, concerning the completeness or accuracy of the information except as specifically set forth herein.  Further, all information provided by Buyer to Seller will be kept confidential and will not, without the prior written consent of the Buyer, be disclosed by Seller or its representatives, in any manner whatsoever, in whole or in part, and will not be used by Seller or its representatives directly or indirectly for any purpose other than evaluating and closing the transactions contemplated by this Agreement.  Moreover, Seller agrees to transmit the information only to those representatives who need to know the information for the purpose of evaluating and closing the transaction contemplated by this Agreement and who agree to be bound by the terms of this Agreement.  Seller will be responsible for any breach of this Agreement by its representatives.  The information is supplied for informational purposes only and Buyer makes no representations or warranties either express or implied, concerning the completeness or accuracy of the information except as specifically set forth herein.  The obligations of confidentiality, non-disclosure and limited use imposed by this Agreement shall not apply to information, data or materials that are required to be disclosed to a Governmental

Authority or in connection with any regulatory approval process of any state public utility/service commission with jurisdiction over the Seller’s, or its Affiliate’s, business operations.

5.5      Joint Obligations.  The following shall apply with equal force to Seller and Buyer:

(a)           Neither Party shall intentionally perform any act which, if performed (or omit to perform any act which, if omitted to be performed) would prevent or excuse the performance of this Agreement by either Party hereto or which, except as a result of the conduct of the business in the usual and ordinary course, would result in any representation or warranty herein contained being untrue in any material respect if made on and as of the Closing.

(b)           Buyer and Seller agree to cooperate with each other and to use reasonable efforts to obtain all other governmental and third party consents and approvals necessary to complete the transactions contemplated by this Agreement.

ARTICLE VI

OVERRIDING ROYALTY

6.1          Overriding Royalty Payment.  Concurrent with the Closing, Buyer shall grant to Seller’s Affiliate, PacifiCorp, a Four Percent (4.0%) overriding royalty (the “Overriding Royalty”) on the gross sales revenue from the sale of all coal mined from the Coal Leases, FOB the coal source, pursuant to an overriding royalty agreement substantially in the form attached hereto as Exhibit A, which shall be executed at the Closing and filed of record following the Closing.

6.2          Guaranty.  Concurrent with the Closing, Seller shall cause its Affiliate, PacifiCorp, to execute a guaranty in favor of Buyer in the form attached hereto as Exhibit B (“Guaranty”).

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

7.1  Conditions Precedent to the Obligations of Seller.  The obligation for Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing, of the following conditions (any one or more of which may be expressly waived in writing by Seller):

(a)           Seller, or its Affiliate, shall have obtained all necessary regulatory approvals of the transfer of the Purchased Assets to Buyer, on conditions acceptable to Seller in its sole discretion, including, but not limited to, the approval of any state public utility/service commission with jurisdiction over Seller’s, or its Affiliate’s, business operations.

(b)           No proceeding shall have been instituted before any Government Authority by any person (other than a Party hereto) (i) making any challenge to, or seeking damages or other relief in connection with, the transactions contemplated by this Agreement, or (ii) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with such transactions.

(c)           The representations and warranties of Buyer contained herein shall have been true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing, without giving effect to any limitation or qualification as to “materiality” (including the word “material”).

(d)           Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with prior to or at Closing.

(e)           All deliveries by Buyer set forth in Section 8.2 shall have been made.

(f)            The “Effective Date” under the Coal Supply Agreement for the Huntington Power Plant between an Affiliate of Seller and an Affiliate of Buyer shall have occurred (either prior to or concurrent with the Closing).

7.2   Conditions Precedent to the Obligations of Buyer.  The obligation of Buyer to consummate the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing, of the following conditions (any one or more of which may be waived in writing by Buyer):

(a)           Seller, or its Affiliate, shall have obtained all necessary regulatory approvals of the transfer of the Purchased Assets to Buyer, including, but not limited to, the approval of any state public utility/service commission with jurisdiction over Seller’s, or its Affiliate’s, business operations.

(b)           No proceeding shall have been instituted before any Government Authority by any person (other than a Party hereto) (i) making any challenge to, or seeking damages or other relief in connection with, the transactions contemplated by this Agreement, or (ii) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with such transactions.

(c)     The representations and warranties of Seller contained herein shall have been true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing, without giving effect to any limitation or qualification as to “materiality” (including the word “material”).

(d)          Seller shall have in all material respects performed and complied with all agreements and conditions required by this Agreement to be performed or complied with prior to or at Closing.

(d)           All deliveries by Seller set forth in Section 8.2 shall have been made.

(e)           The “Effective Date” under the Coal Supply Agreement for the Huntington Power Plant between an Affiliate of Seller and an Affiliate of Buyer shall have occurred (either prior to or concurrent with the Closing).

(f)          Between the Effective Date and the Closing Date, there shall have been (i) no material adverse federal or state legislative or regulatory change affecting the Purchased Assets or Buyer’s ability to operate the same, and (ii) no material damage or loss to the Purchased Assets.

7.3   Termination.

(a)           This Agreement may be terminated prior to the Closing as follows:

(i)            at the election of the Seller, if any one or more of the conditions to the obligation of Seller to close has not been fulfilled as of the Closing Deadline, in which event Seller shall provide written notice of termination to Buyer;

(ii)           at the election of the Buyer, if any one or more of the conditions to the obligation of Buyer to close has not been fulfilled as of the Closing Deadline, in which event Buyer shall provide written notice of termination to Seller;

(iii)          at the election of the Seller, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would have a material adverse effect on the transaction contemplated by this Agreement and which cannot be or is not cured by the Closing Deadline, in which event Seller shall provide written notice of termination to Buyer;

(iv)          at the election of the Buyer, if the Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement, which breach would have a material adverse effect on the transaction contemplated by this Agreement and which cannot be or is not cured by the Closing Deadline, in which event Buyer shall provide written notice of termination to Seller;

(v)           at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

7.3          Effect of Termination.   Each Party’s right of termination under Section 7.3 is

in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.3, all obligations of the Parties will terminate, except the provisions of Sections 5.4 and 11.1.  A Party who terminates this Agreement pursuant to Section 7.3 shall have no liability to the other Party in respect of such termination.

ARTICLE VIII

CLOSING

8.1   Time and Place of Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Assets contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Salt Lake City, Utah time, no later than ten (10) Business Days after the last of the conditions to Closing set forth in Section 7.1 and 7.2 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event later than May 31, 2015 ( “Closing Deadline”), at the offices of Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, Utah 84111, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

8.2   Actions at Closing.  At the Closing, the following events shall occur, each being a condition precedent to the other and each being declared to have occurred simultaneously with the other:

(a)           Buyer shall pay to Seller the Purchase Price due on the Closing Date by transferring the amount thereof in immediately available funds, by bank-to-bank wire transfer to the account set up by the Escrow Agent.

(b)           Seller shall execute, acknowledge and deliver to Buyer the deeds, assignments and other documents necessary to transfer all of Seller’s right, title, and interest in and to the Purchased Assets to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances, and complete the transaction as anticipated under this Agreement.

(c)           Subject to Section 9.3, Seller shall deliver original executed copies of all Consents (if any) to the assignment of the Contracts and the Property Leases and any other necessary Consents.

(d)           The Seller and Buyer shall execute such documents and certificates evidencing (i) the accuracy of the representations and warranties included in Article IV of this Agreement, (ii) Seller’s and Buyer’s performance of or compliance with any covenant or obligation required to be performed hereunder, and (iii) the satisfaction of any conditions precedent to Seller’s or Buyer’s obligations hereunder.  Such documents may also include, without limitation, closing statements, reflecting the adjustments, payments and credits described in this Agreement.  Seller and Buyer shall take such other actions as are reasonably necessary and appropriate to effectuate the Closing in accordance with this Agreement.

(e)           The Parties (or their Affiliates) shall execute the Overriding Royalty and the Guaranty.

8.3          Adjustments to Purchase Price.

(a)           All ad valorem taxes, real property taxes, personal property taxes, and similar obligations (“Property Taxes”) with respect to the tax year in which the Closing occurs shall be apportioned as of the Closing Date between Seller and Buyer.  Prorations shall be made as of the Closing Date, and appropriate credit shall be given for the Property Taxes and other similar matters based upon 2014 or, if then available, 2015 taxes for the real property.

(b)           The collective amount of Property Taxes to be prorated in subpart (a) of this section will be calculated by the Seller on a state-specific basis by multiplying the net book value of the Purchased Assets by an assessment ratio and then by a composite state-wide property tax rate.  The applicable assessment ratio will be calculated by dividing the net book value of all state assessed property by the assessed value of the Purchased Assets prior to any adjustment for state specific exemptions.  The applicable state-wide property tax rate will be calculated by dividing the amount of Property Taxes paid for state assessed property for the most recent year by the corresponding assessed value of the Purchased Assets.

(c)           Under the terms of the Coal Leases, an advanced minimum royalty payment of approximately One Million Four Hundred Thousand Dollars ($1,400,000) is due on or before January 18, 2015.  In the event the Closing is not completed by January 18, 2015, Seller will pay such royalty on or before the due date.  At Closing, the Purchase Price will be increased to reimburse Seller for said royalty payment, prorated based on the January 18th due date, acknowledging that such minimum royalty is amortized over a period of one (1) year from January 18, 2015.  Except as provided in this Section 8.3(c), Seller waives any rights it may have to any rentals or royalties paid prior to the Closing.

(d)           Seller shall pay any sales taxes assessed upon transfer of any of the Purchased Assets.

(e)           Seller and Buyer shall split equally all escrow and closing fees charged by the Escrow Agent.

8.4          Post-Closing Adjustments.  Except as provided in such Section 8.3(a), the  Parties will determine adjustments referenced in Section 8.3, to the extent they have not been completed at the Closing, within ninety (90) days after the Closing and cause payment of appropriate funds to be made to either Buyer or Seller, as the case may be.

ARTICLE IX

PRIOR APPROVALS

9.1          Consent by SITLA.  The Parties acknowledge that the assignments of the Coal Leases are subject to consent by SITLA.  In the event SITLA consent to the assignment of the Coal Leases is not obtained prior to Closing, Buyer shall submit the assignments of the Coal Leases to SITLA within ten (10) days after the Closing Date for approval and will provide replacement bonds or other forms of a guarantee for any of the Bonds related to the Coal Leases.  Pending such approval, Seller shall hold its interest in the Coal Leases solely for the benefit of Buyer, and Buyer shall be entitled to all of the benefits thereof and shall assume and be responsible for all liabilities, burdens and obligations thereunder, except for Excluded Liabilities related thereto.  Seller shall execute such documents and take such other actions as may be reasonably necessary to effectuate the transfer of the Coal Leases to Buyer.  NOTWITHSTANDING THE FOREGOING, BUYER SHALL NOT BE PERMITTED TO CONDUCT OPERATIONS UNDER COAL LEASES UNTIL THE ASSIGNMENT FROM SITLA HAS BEEN APPROVED AND THE REPLACEMENT BONDS OR OTHER FORMS OF GUARANTEE HAVE BEEN ACCEPTED BY SITLA.

9.2          Permits.  Seller and Buyer shall make every reasonable effort before the Closing to obtain approvals for transfer of all Permits.  After the Closing, Buyer shall make every reasonable effort to effect transfer of all Permits and replace all Bonds (if any), and if necessary, make applications for new permits to replace the obligations on the existing Permits, with any cost or expense associated with such transfer or application being for the account of Buyer.  Buyer shall submit applications for transfer of the Permits or new permits related to the Purchased Assets and post replacement bonds therefor no later than ten (10) days after the Closing Date.  Seller shall cooperate with Buyer in all its efforts to apply for and obtain approvals for transfer of all Permits.  UNTIL APPROVAL OF THE TRANSFER OF THE PERMITS BY THE DIVISION, BUYER SHALL NOT BE PERMITTED TO CONDUCT OPERATIONS AT THE COAL LEASES.  Notwithstanding the deferred transfer of any of the Permits to Buyer, or receipt of necessary consents, Buyer shall assume all responsibilities and liabilities under the Permits as of the Closing Date except for any Excluded Liabilities related thereto.

9.3          Contracts and Property Leases.  In the event that any of the Contracts or Property Leases cannot validly be assigned to Buyer at or before the Closing Date, Buyer shall have the option to waive the conditions of Closing with respect to such unassignability.  Any such consent shall not be a condition to Closing if the unassignable Contract or Property Lease, as applicable (i) is not material to the operation of the Purchased Assets, and (ii) if Seller delivers to Buyer at Closing its written assurance and agreement, in such form as Buyer’s counsel may reasonably request, to the effect that Seller, until such time as Seller obtains the necessary consent to assignment of and assigns such Contract or Property Lease;

(a)           can and will maintain such contract in full force and effect for its duration;

(b)                                 will provide to Buyer the full benefit thereof; and

(c)                                  will accord to Buyer all of Seller’s rights and privileges thereunder and exercise all such right for the benefit and at the direction of Buyer without additional cost or expense to Buyer on account thereof, provided that Buyer performs or tenders to Seller performance of all of the obligations of Seller (other than ministerial or administrative acts which by their nature can reasonably be performed only by Seller) required by the terms of such contract to avoid a material breach thereof by Seller.

ARTICLE X

INDEMNIFICATION

10.1  Obligations of Seller.  Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, managers, agents, representatives, subsidiaries, successors and assigns from and against any and all claims, demands or suits (by any party, including without limitation, any governmental agency), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys’ fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any of the following:

(a)                                 Any breach by Seller of any of Seller’s representations or warranties contained in this Agreement;

(b)                                 Any breach by Seller of any of Seller’s covenants contained in this Agreement; and

(c)                                  All Excluded Liabilities.

10.2   Obligations of Buyer.  Buyer shall indemnify, defend, and hold harmless Seller and its parent corporation, and their respective directors, officers, agents, representatives, subsidiaries and Affiliates, from and against any and all claims, demands, or suits (by any party including, without limitation, any governmental agency), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the original costs of defending any and all actions, suits, proceedings, demands and assessment which shall include reasonable attorneys’ fees and court costs) resulting from, relating to, arising out of or incurred in connection with any of the following:

(a)                                 Any breach by Buyer of any of Buyer’s representations or warranties contained in this Agreement;

(b)                                 Any breach by Buyer of any of Buyer’s covenants contained in this Agreement; and

(c)                                  All Assumed Liabilities.

10.3   Indemnity Procedures.

(a)                                 Notwithstanding any provision to the contrary included in this Article X, each Party hereto waives the right, for itself and its respective Affiliates, to be indemnified by the other Party hereto to the extent of any insurance proceeds or other recovery it receives with respect to the liabilities for which indemnification would otherwise be required hereunder.  (For the purposes of this paragraph, insurance proceeds shall not include any payments received pursuant to an insurance program under which the Party seeking indemnification or an Affiliate of such Party bears the ultimate cost.)

(b)                                 A Party claiming indemnification under this Article X (the “Indemnitee”) shall notify in writing the Party from whom indemnification is claimed (the “Indemnitor”) in reasonable detail of the nature, basis, and estimated amount of the claim within a reasonable time after discovery by the Indemnitee of the basis therefor or the assertion thereof by a third party against the Indemnitee.  Notice of a claim filed in any court or administrative agency, or submitted to arbitration, shall be given to the Indemnitor within ten (10) days of the Indemnitee’s receipt of such filing, but failure to provide notice within the ten (10) days shall not result in forfeiture of indemnification rights except to the extent that the ability of the Indemnitor to defend against the claim is materially impaired.  In the event of such notice by the Indemnitee to the Indemnitor of a third party claim, the Indemnitor shall have twenty (20) days after receipt thereof in which to admit or deny responsibility for indemnification of the Indemnitee by written notice to the Indemnitee, and

(i)                                     as to claims with respect to which the Indemnitee and the Indemnitor may share responsibility, each Party may elect to participate in the defense of the claim through counsel of its choice and at its expense, and neither Party shall settle or compromise the claim without the consent of the other; and

(ii)                                  if the Indemnitor denies responsibility or fails to admit or deny responsibility for a claim within twenty (20) days of the notice, the Indemnitee shall have the sole option and right to defend the claim, including the right to settle or compromise the claim, by counsel of its choice.

(c)                                  The Indemnitee shall give to the Indemnitor full access to investigate the subject matter of the claim and, at the request of the Indemnitor, to allow it at its own expense to participate in, or have the conduct of (as it may elect), all proceedings of whatsoever nature against the relevant third party arising out of, or in connection with, such liability or dispute.

ARTICLE XI

REMEDIES AND SURVIVAL

11.1   Survival of Representations and Warranties; Right to Indemnification.  Subject to the provisions of this Article XI, all of the representations and warranties of the Parties contained in Article IV of this Agreement shall survive Closing for a period of eighteen (18) months, except for the representations and warranties in Section 4.1(c) which shall survive for the applicable statute of limitations.  All covenants of the Parties in this Agreement will survive the Closing without limitation.  The right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants, and agreements shall not be affected by any investigation (including environmental investigation or assessment) conducted with respect to, or any knowledge acquired or capable of being acquired) at any time, whether before or after the Effective Date or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation or warranty, or on the performance of or compliance with any covenant or agreement.

11.2   Limitation.  An Indemnitor shall not be liable in respect of any claim for breach of any representation or warranty under Sections 10.1(a) or 10.2(a) made by an Indemnitee under this Agreement or in any certificates or documents delivered at Closing:

(a)                                 if the subject matter of the claim was disclosed in the Schedules;

(b)                                 unless written notice of the claim, specifying in reasonable detail the matter which gives rise to the claim, the nature of the breach and the amount claimed in respect thereof, shall have been given by the Indemnitee to the Indemnitor within eighteen (18) months after the Closing Date, except with respect to claim for a breach of a representation or warranty set forth in Section 4.1(c) which may be brought at any time prior the expiration of the applicable statute of limitations;

(c)                                  subject to Section 11.3 below, unless the aggregate amount of the claimed liability in respect of all such breaches exceeds One Hundred Fifty Thousand Dollars and No/100 ($150,000.00) (“Basket”), at which time the Indemnitee may seek indemnification for all such breaches without regard to the Basket;

(d)                                 to the extent that the Indemnitee is entitled to any savings or benefits as a result of such loss or to recover all or any portion of the claimed liability from any third party, whether by way of insurance proceeds (subject to Section 10.3(a)), reduction of taxes payable or otherwise;

(e)                                  to the extent that such claim arises as a result of:

(i)                                     any alteration in rates of taxation after the Closing with retrospective effect; or

(ii)                                  the passing of, or any change in, any legislation after Closing.

(f)                                   and to the extent that a claim is increased as a result of any of the matters set out in paragraph (e) above, the Indemnitor shall not be liable in respect of the amount by which the claim is so increased.

11.3   Maximum Amount.  Except as provided below, the aggregate amount of the liability of the Seller for all claims with respect to the breach of any representations or warranties pursuant to Section 10.1(a) of this Agreement shall not exceed Nine Million Dollars ($9,000,000) (“Cap”).  Except as provided below, the aggregate amount of the liability of the Buyer for all claims with respect to the breach of any representations or warranties pursuant to Section 10.2(a) of this Agreement shall not exceed the Cap.  Notwithstanding anything contained herein to the contrary, the Parties agree that neither the Basket nor the Cap shall apply to a Party’s obligation to indemnify another Party with respect to matters covered by Sections 10.1(b), 10.1(c), 10.2(b) or 10.2(c), as applicable, or to a Party’s obligation to indemnify another party pursuant to Sections 10.1(a) or 10.2(a), as applicable, solely with respect to a breach of a representation or warranty relating to Sections 4.1(a), 4.1(b), 4.4(a) or 4.4(b).

ARTICLE XII

MISCELLANEOUS

12.1   Successors and Assigns; Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by operation of law or otherwise, by either Party without the prior written consent of the other Party, provided that prior to the Closing, Buyer shall have the right to assign its rights and obligations under this Agreement to an Affiliate of Buyer.  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.2   Notices.  All notices, payments and other communications to the Parties under this Agreement must be in writing, and shall be addressed respectively as follows:

Seller:                                                                               PacifiCorp

c/o PacifiCorp Energy

825 NE Multnomah, Suite 600

Portland, OR 97232

Attn: Jeffery B. Erb

Email:  jeff.erb@pacificorp.com

With a copy to:                                                            Stoel Rives LLP

201 S. Main Street, Suite 1100

Salt Lake City, UT 84111-4904

Attn:  Richard R. Hall

Email:  rrhall@stoel.com

Buyer:                                                                                                           Fossil Rock Resources, LLC

6100 Dutchmans Lane, 9th Floor

Louisville, Kentucky 40205

Attn:  Brian S. Settles

Email:  bsettles@bowieresources.com

With a copy to:                                                            Van Cott, Bagley, Cornwall & McCarthy, P.C.

36 S. State Street, Suite 1900

Salt Lake City, Utah 84111

Attn:  Kim S Colton

Email:  kcolton@vancott.com

All notices shall be given (1) by personal delivery to the Party, (2) by e-mail transmission, with a copy to follow via overnight, certified or registered mail, return receipt requested, or (3) overnight mail or certified or registered mail, return receipt requested.  All notices shall be effective and shall be deemed delivered (i) if by personal delivery or e-mail delivery or overnight delivery, on the date of delivery, and (ii) if by certified or registered mail, on the date delivered to the United States Postal Service as shown on the receipt.  A Party may change its address from time to time by notice to the other Party.

12.3   Expenses and Fees.  Each Party agrees to pay, without right of reimbursement from the other, the costs incurred by it incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants, and consultants employed by it in connection with the negotiation of this Agreement and the consummation of the transaction contemplated herein.

12.4                        Public Announcements.  Any public announcement, press release, or similar publicity with respect to this Agreement and the Closing will be issued, if at all, at such time and in such manner as the Parties mutually agree.

12.5   Waiver.  Buyer or Seller, by written notice to the other, may:  (i) extend a time for performance of any of the obligations or other actions of the other Party under this Agreement; (ii) waive by express written waiver any inaccuracy in the representations or warranties of the other Party contained in this Agreement or any document delivered pursuant to this Agreement; (iii) waive by express written waiver any compliance with the conditions or covenants of the other Party contained in this Agreement; or (iv) waive or modify by express written waiver or agreement performance of any of the obligations performed by the other Party under this Agreement.  Except as provided in this section, no action taken pursuant to this Agreement (including without limitation the acts taken at the Closing) shall be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and shall not operate or be construed as a waiver of any subsequent breach of a similar or dissimilar nature.

12.6   Entire Agreement.  This Agreement (together with the Schedules and Exhibit(s), and that certain Confidentiality Agreement between the Parties dated November 20, 2013, all of which are incorporated herein and made a part hereof by this reference):  (i) supersedes any other agreements, whether written or oral, that may have been made or entered into by any of the Parties hereto (or by any director, officer, or representative of such parties) relating to the matter contemplated hereby; and (ii) constitutes the entire agreement by and between the Parties hereto, and there are no representations, warranties, covenants, agreements, or commitments except as expressly set forth herein.

12.7   Amendments.  This Agreement may be amended or supplemented at any time only by an additional written agreement executed by the Parties.

12.8                        Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, which provisions shall be enforced to the maximum extent permitted by law and construed so as best to effectuate the provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.9   Applicable Law.  This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the substantive laws of the State of Utah without giving effect to the principles of conflict of laws thereof.

12.10   Execution and Counterparts.  This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

12.11   Titles and Headings.  Titles and headings to paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.12   Third Parties.  Except as provided in Article X, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity other than the Parties and their successors and permitted assigns any right or remedies by reason of this Agreement as a third party beneficiary or otherwise.

12.13   Further Assurances.  The Parties agree from time to time to execute such additional documents as are necessary to effect the intent of the Parties as manifested by this Agreement.

12.14   JURY WAIVER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives the day and year first above written.

SELLER:

FOSSIL ROCK FUELS, LLC
a Delaware limited liability company

/s/ Cindy A. Crane
Cindy A. Crane
President - Fossil Rock Fuels, LLC

BUYER:

FOSSIL ROCK RESOURCES, LLC
a Delaware limited liability company

/s/ John Siegel
By:	John Siegel
Its:	Executive Chairman